Exhibit 99.1

5995 Plaza Drive

For Immediate Release			Cypress, California 90630
News Release			Tel. (800) 631-0969

CONTACT:	Tyler Mason	Dan Yarbrough	Cliff Bowers
	PHS Media Relations	PHS Investor Relations	AMZ Investor/Media Relations
	Tyler.mason@phs.com	Dan.yarbrough@phs.com	Cliff.bowers@eAMS.com
	(714) 226-3530	(714) 226-3540	(920) 661-2766

PacifiCare Health Systems completes acquisition

of American Medical Security Group

CYPRESS, Calif., Dec. 13, 2004 — PacifiCare Health Systems, Inc. (NYSE: PHS) today announced that it has completed its previously disclosed acquisition of American Medical Security Group, Inc. (AMS).

Under the terms of the agreement, which was announced on September 15th, PacifiCare paid $32.75 in cash for each share of AMS common stock outstanding for a total equity purchase price of approximately $505 million.

PacifiCare will finance the acquisition through proceeds from a new $825 million credit facility and the use of internally generated cash. The new credit facility will include a total of $625 million of term debt, approximately $148 million of which will be used to refinance the company’s existing senior credit facility and approximately $30 million of which will be used to refinance AMS’s senior credit facility, and a new $200 million unutilized revolving credit facility.

PacifiCare Chairman and Chief Executive Officer Howard Phanstiel said: “This transaction provides us with a cost efficient, scalable operations platform for our rapidly growing individual and small group customer market segment. It will add new proprietary products to our arsenal, including health savings accounts and group life products, and will expand our geographic presence while reducing the portion of our total gross margin that is generated from Medicare Advantage.”

AMS’s operations are based in Green Bay, Wis., with approximately 1,400 employees providing a variety of individual and small group insurance products to members in 33 states and the District of Columbia through a network of more than 32,000 independent agents. With more than 314,000 commercial PPO members, AMS generated $712 million in total premium revenue in 2003.

AMS Chairman, President and Chief Executive Officer, Samuel V. Miller, stated that the completion of the merger fulfills the company’s long-standing commitment to creating shareholder value. “Looking ahead, we are pleased to bring our unique capabilities and market expertise to PacifiCare’s exciting plans for growth,” Miller said.

Shareholders of AMS should not send AMS share certificates to AMS or PacifiCare. AMS share certificates should be sent to the paying agent, LaSalle Bank, N.A. in accordance with the letter of transmittal to be mailed to AMS’s shareholders by LaSalle.

Risk Factors Regarding Forward-Looking Statements

The statements in this news release, including those made by Howard Phanstiel and Sam Miller, that are not historical facts are forward-looking statements within the meaning of the Federal securities laws, and may involve a number of risks and uncertainties. Such forward-looking statements include, but are not limited to, the companies’ ability to execute growth strategies, the perceived benefits of the acquisition, the ability to diversify PacifiCare’s business, statements regarding plans, objectives and expectations with respect to future operations, products and services and future performance. These risks and uncertainties include, but are not limited to: those found in documents filed by PacifiCare with the Securities and Exchange Commission; the ability to implement certain growth or diversification strategies; the ability to obtain the expected operating efficiencies in the merger within the expected time frame and to integrate successfully into its operations; risks that such integration may be more difficult or costly than expected; revenue following the transaction and other actual results associated with the acquisition of AMS that could differ from the perceived benefits; and customer loss and business disruption may be greater than expected in the transaction.

PacifiCare Health Systems is one of the nation’s largest consumer health organizations with more than 3 million health plan members and approximately 10 million specialty plan members nationwide. PacifiCare offers individuals, employers and Medicare beneficiaries a variety of consumer-driven health care and life insurance products. Currently, more than 99 percent of PacifiCare’s commercial health plan members are enrolled in plans that have received Excellent Accreditation by the National Committee for Quality Assurance (NCQA). PacifiCare’s specialty operations include behavioral health, dental and vision, and complete pharmacy benefit management through its wholly owned subsidiary, Prescription Solutions. More information on PacifiCare Health Systems is available at www.pacificare.com.